Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 13, 2009 (except for paragraph three of Note 14, as to which the date is October 30, 2009), in Amendment No. 4 to the Registration Statement (Form S-1 No. 333-160986) and related Prospectus of Ancestry.com Inc. for the registration of 7,407,407 shares of its common stock.
/s/ Ernst & Young
Salt Lake City, Utah
October 30, 2009